Exhibit 23.2

Miller and Lents, Ltd.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Miller and Lents, Ltd. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the years ended December 31, 2006, 2005, 2004 and 2003 in Pogo Producing Company’s Current Report on Form 8-K, dated August 17, 2007, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-65548, 333-86856, 333-98205, 333-102775, 333-115130, 333-86417, 333-126097, 333-130557 and 333-136926.

MILLER AND LENTS, LTD.

	By:	/s/ CARL D. RICHARD
Carl D. Richard
Senior Vice President

Houston, Texas
August 17, 2007